Exhibit 10.3

Beverly Bank

Amended and Restated

Supplemental Executive Retirement Plan

Participation Agreement

I, Michael R. Wheeler, an Executive of Beverly Bank, and Beverly Bank hereby agree, for good and valuable consideration, the value of which is hereby acknowledged, that my December 27, 2013 Supplemental Executive Retirement Plan Participation Agreement shall be amended and restated effective May 27, 2014.

I understand that I must execute this Amended and Restated Supplemental Executive Retirement Plan Participation Agreement (“Amended and Restated Participation Agreement”) as well as notify the Administrator of such execution in order to participate in the Supplemental Executive Retirement Plan (the “Plan”) originally effective January 1, 2013 under the terms of this Amended and Restated Supplemental Executive Retirement Plan Participation Agreement. The provisions of the Plan are incorporated herein by reference. In the event of an inconsistency between the terms of this Amended and Restated Participation Agreement and the Plan, the terms of the Plan shall control.

The following provisions relate to a determination of my Account Balance under the Plan.

Benefit Age. My Benefit Age is age sixty two (62).

Annual Contribution. A fixed annual level dollar amount of $39,000 will be deposited by Beverly Bank into my Account under this Plan. I understand that additional discretionary contributions may be made as declared by the Board.

Vesting Rate. At the completion of three (3) years of service from January 1, 2013, I will be vested in fifty percent (50%) of my Account Balance and will continue to vest at the rate of ten percent (10%) per year.

Separation from Service On or After Benefit Age. I understand that if I retire on or after attainment of my Benefit Age, I shall be entitled to my Account Balance, calculated in accordance with all relevant provisions of the Plan. My Account Balance will be paid in a Lump Sum payment unless I elect otherwise by checking the box below.

❑	In lieu of a lump sum payment, I elect Annual Installments for years (not to exceed ten (10) years).

Separation from Service Prior to Benefit Age. If I have a vested Account Balance at the time of my voluntary Separation from Service or involuntary Separation from Service without Cause (as defined in the Plan) prior to attainment of my Benefit Age (other than due to Death or Disability or Change in Control), I shall be entitled to the vested portion of my Account Balance, calculated in accordance with all relevant provisions of the Plan. My Account Balance will be paid within thirty (30) days after my Separation from Service (unless I am a “Specified Employee” as defined in the Plan) in a Lump Sum payment unless I elect otherwise by checking the box below.

❑	In lieu of a lump sum payment, I elect Annual Installments for Years (not to exceed ten (10) years).

Termination for Cause. I understand that if I have a Termination for Cause, my entire Account Balance under this Plan shall be forfeited.

Death Benefit. In the event of my death prior to Separation from Service, my Beneficiary shall be entitled to a Death Benefit equal to my entire Account Balance, calculated in accordance with the Plan and payable in a Lump Sum.

Following a Change-in-Control

Change-in-Control Occurs Before Separation from Service. I understand that if there is a Change-in-Control and I have an involuntary Separation from Service or resign for Good Reason, I will be entitled to my entire Account Balance calculated as set forth in Section 2.4 of the Plan. My Account Balance shall be paid within thirty (30) days after my Separation from Service (unless I am a “Specified Employee” as defined in the Plan) in a Lump Sum payment. I understand that if there is a Change in Control and I voluntarily terminate employment (other than for Good Reason), I will be entitled only to the vested portion of my Account Balance, calculated without regard to the Change in Control.

Change in Control Occurs After Separation from Service. In the event a Change in Control occurs following my Separation from Service and while I am receiving my Account Balance in the form of Installment Payments, I can elect to have the remaining payments paid in the form of a Lump Sum Payment by checking the box below.

❑	I elect to have the remaining payments paid in a Lump Sum.

If I am a “Specified Employee” (as defined in the Plan) at the time of my Separation from Service (for reasons other than death or Disability), my Account Balance hereunder shall be held by the Company and distributed to me commencing on the first day of the seventh month following my Separation from Service.

Disability While Employed. I understand that in the event of my Disability prior to my Benefit Age, I will be entitled to the Disability Benefit equal to my entire Account Balance calculated as set forth in the Plan. My Disability Benefit will be paid in a Lump Sum payment upon the determination of my Disability.

This Amended and Restated Participation Agreement shall become effective upon execution below by me as the Executive and by a duly authorized officer of Beverly Bank.

Dated this 30th day of May, 2014.

EXECUTIVE	Beverly Bank

/s/ Michael R. Wheeler	By:	/s/ Robert W. Mitchell, Jr.
Michael R. Wheeler	Duly Authorized Officer of the Bank